EXHIBIT 10.16(f)

James M. Loree President & Chief Executive Officer Stanley Black & Decker 1000 Stanley Drive, New Britain, CT 06053 T (860) 827-3837

Date:     <Date>
To:
From:    Jim Loree
Re:    2019 Management Incentive Compensation Plan

It is my pleasure to congratulate you for being selected to participate in the 2019 Management Incentive Compensation Plan (the “MICP”) under the Stanley Black & Decker 2018 Omnibus Award Plan (the “2018 Plan”).

We have modified the structure of the MICP for 2019 to be granted in Performance Shares (“MICP PSUs”), and stock-settled over a three-year period, rather than cash to deliver 2019 operating margin savings and preserve cash. This structure will also provide the potential for stock appreciation between the grant date and vesting dates.

Bonus Opportunity

As a participant, you will have the opportunity to earn a target number of MICP PSUs based on your current MICP level provided that the applicable Performance Goals (as included with this Award letter) are achieved during the 2019 fiscal year and the applicable service conditions are satisfied. The initial value of each MICP PSU is [$xxx.xx], representing the average of the high and low price of a share of company common stock on [March 29], 2019 discounted to fair value to reflect that there will be no dividends during vesting.

You may earn additional MICP PSUs if the results achieved in relation to the Performance Goals exceed “target” level, up to the applicable “maximum” level number of MICP PSUs that can be earned, or fewer in the event performance is below the target goals. Each MICP PSU represents one share of Stanley Black & Decker Common Stock and, accordingly, the potential value will change as our stock price changes.

You have been allocated a threshold, target and maximum number of MICP PSUs based upon your target MICP % of your annual base salary at the rate in effect as of January 1, 2019.

	Threshold	Target	Max
2019 MICP Target	%	%	%
MICP PSU $ Amount	$	$	$
Number of MICP PSUs

2019 MICP - Officers

The MICP PSUs ultimately deliverable will be determined by the Committee based upon the actual 2019 results achieved in relation to the Performance Goals. Participants will be eligible to vest in equal installments on [March 29th] of 2020, 2021 and 2022, provided that the participant is continuously employed by the Company on each applicable vesting date, at which time the earned MICP PSUs will be settled in accordance with the terms of this Award Letter and the attached Terms and Conditions (the “Terms and Conditions”).

Financial Measurements

You are eligible to earn between 0%-200% of your target MICP PSUs based on the level of achievement of the specific Performance Goals applicable to your function or division, and the weighting of those goals, which are provided to you with this Award Letter.

Performance Goals for corporate participants are based on metrics that apply to the Company as a whole; division participants will have performance metrics based on divisional as well as, in most cases, company-wide metrics. These metrics will be weighted as follows:

Position	Weighting of Objectives
	Corporate	Divisional
Corporate Participant	100%	0%
Division Participant	[25]%	[75]%

Although this summary includes the key aspects of the Program, it is not intended to represent a full accounting of the rules and regulations applicable to the Program and is subject to the attached Terms and Conditions, and the 2018 Plan (available upon request), which together with this Award Letter govern the 2019 MICP. While we will evaluate further, we expect to revert to the cash-settled annual MICP for 2020 and future years.

If you have any questions, please contact Elizabeth Ryen at (860) 438-3440 or Michele Webster at (860) 827-3877. Once again, thank you for your continued support and congratulations on being selected to participate in this important Program.

Best regards,

James M. Loree
President & Chief Executive Officer

2019 MICP - Officers

Terms and Conditions Applicable to the
2019 Management Incentive Compensation Plan Awards under the
Stanley Black & Decker 2018 Omnibus Award Plan

Performance Share Portion

This certifies that Stanley Black & Decker, Inc. (the “Company”) has, on the date set forth in the [Award Letter] to which these Terms and Conditions apply, granted to the Participant named above a performance award (“Performance Award”) of that number of target Performance Shares set forth in the [Award Letter], subject to certain restrictions and on the terms and conditions contained in the Award Documents and the Company’s 2018 Omnibus Award Plan, as amended from time to time (the “2018 Plan”). A copy of the 2018 Plan is available upon request. In the event of any conflict between the terms of the 2018 Plan and the Award Documents, the terms of the 2018 Plan shall govern.
Capitalized terms used in these Terms and Conditions shall have the meanings ascribed to them herein, except as expressly stated otherwise.

1.
Performance Award Opportunity. Each Participant will have an opportunity to earn a target number of performance shares denominated in units of the Company (“Performance Shares”) based upon achievement of the applicable Performance Goals, and may earn additional Performance Shares if the Performance Goals exceed “target” level, up to the applicable “maximum” number of Performance Shares that can be earned. Each Performance Share represents one share of Stanley Black & Decker Common Stock and, accordingly, the potential value of a participant’s Performance Award will change as our stock price changes.

2.
Determination of Earned Performance Shares. As soon as reasonably practicable following the release of the Company’s financial results in respect of the Measurement Period (which generally occurs in January of each year), the Committee will determine (i) whether and to what extent the applicable Performance Factor levels for the Performance Goals have been achieved, and (ii) the number of Performance Shares that are deemed “earned” in respect of the Measurement Period as a result of such performance, with the number of earned Performance Shares to be linearly interpolated on a straight-line basis between specified levels of performance (i.e., for performance that falls above “threshold” level but below “target” level, or above “target” level but below “maximum” level”) (such earned shares, the “Eligible Shares”). Eligible Shares shall also include any Performance Shares determined by the Committee to have been earned after taking into account any applicable adjustment(s) described in the immediately following paragraph.

Where performance achieved is below “threshold” level for any metric, the number of Performance Shares to be earned with respect to that metric may be prorated on a linear basis to zero, in the sole discretion of the Committee. In addition, the number of Performance Shares which constitute Eligible Shares may be adjusted up or down following the end of the Measurement Period, at the sole discretion of the Committee, based upon individual performance. However, the number of Eligible Shares may not exceed the maximum number of Performance Shares eligible to vest as communicated to the Participant at the time of grant. Once earned, the Eligible Shares (if any) will vest on the applicable Vesting Date subject to the Participant’s satisfaction of the Service-Based Condition.
Any Performance Shares that do not constitute Eligible Shares following the Committee’s determination thereof shall be automatically forfeited.

3.	Service-Based Vesting Conditions.

a.
General. Subject to the exceptions expressly set forth below, 1/3rd of a Participant’s Eligible Shares (if any) will vest on each of March 15th of 2020, 2021 and 2022 (each a “Vesting Date”), in each case, provided that the participant is continuously employed by the Company on each applicable Vesting Date. Eligible Shares shall be settled in the form of Unrestricted Stock as soon as reasonably practicable following the applicable Vesting Date.

Level 3 and up
Not for use with French participants

b.
Retirement. Notwithstanding the foregoing Paragraph 3(a), if a Participant’s employment with the Company terminates following March 15, 2020 due to Retirement, any Eligible Shares held by the Participant as of the termination date will vest and be settled in the form of Unrestricted Stock as soon as reasonably practicable following the date of such Retirement. If the Participant’s employment terminates due to Retirement on or before March 15, 2020, then, unless the Committee determines otherwise, the Participant’s Performance Shares (including any Eligible Shares) shall be immediately forfeited and cancelled.

c.
Disability; death. Notwithstanding the foregoing Paragraphs 3(a) or (b), if a Participant’s employment with the Company terminates as a result of death or Disability on or before March 15, 2020, the Participant will remain eligible to vest in the number of Eligible Shares determined by the Committee to have been earned following the end of the Measurement Period based on the level of achievement of the Performance Goals, pro-rated by a fraction, the numerator of which is the number of completed months during which the Participant was employed by the Company during the Measurement Period, and the denominator of which is 12. Any such pro-rated Eligible Shares will be settled no later than March 15, 2020. If a participant’s employment with the Company terminates due to his or her death or Disability following March 15, 2020, any Eligible Shares held by the participant as of the termination date will vest and be settled in the form of Unrestricted Stock as soon as reasonably practicable following the date of such termination.

d.
Termination without “Cause”. If the participant’s employment with the Company is terminated by the Company without “Cause” (as defined in the 2018 Plan) (and other than as a result of death, Disability or Retirement), the Committee shall have the discretion to treat such Participant’s Performance Shares (or, if applicable, Eligible Shares) in accordance with the treatment set forth in the foregoing paragraph 3(c) above.

e.
Compliance with Restrictive Covenants; Release of Claims. Notwithstanding anything in these Terms & Conditions to the contrary, the Participant must be in continuous compliance with all applicable Restrictive Covenants as of the date on which any Performance Shares are settled. In the event that any Performance Shares are settled in connection with a termination of the Participant’s employment with the Company, the Company may require the Participant to execute an effective release of claims in a form provided by the Company.

4.
Change in Control. Upon a Change in Control (as defined in the 2018 Plan), this Performance Award shall be subject to Section 9 of the 2018 Plan. If a Change in Control occurs and the Participant receives a “Replacement Award” (as defined in the 2018 Plan) in respect of this award, then, (A) if such Change in Control occurs on or following the date on which the Committee has determined the number of Eligible Shares in respect of the Measurement Period, any Eligible Shares as of the Change in Control date will be treated in accordance with the provisions of Section 9(a)(iv) of the 2018 Plan, and (B) if such Change in Control occurs prior to the date on which the Committee has determined the number of Eligible Shares in respect of the Measurement Period, then the Performance Shares shall be deemed earned at “target” level, and the number of Eligible Shares that results from such determination with be converted to time-based awards and will be treated in accordance with the provisions of Section 9(a)(iv) of the 2018 Plan. The determination as to whether an award is a “Replacement Award” shall be made by the Committee, in good faith, taking into account such factors as it deems appropriate, including the feasibility of continuing the applicable Performance Goals or Performance Goals based on the resulting entity in the applicable Change in Control.

5.
Rights of a Shareholder. The Participant shall not have any rights of a shareholder with respect to the Performance Shares, including but not limited to, the right to receive dividends or dividend equivalents in respect thereof. With respect to any Shares that are issued to the participant in respect of the Performance Award, any rights as a shareholder with respect to such Shares will only apply on a prospective basis.

6.	Transferability. Transferability shall be as set forth in the 2018 Plan.

Level 3 and up
Not for use with French participants

7.
Adjustments. Notwithstanding any other provision hereof, the Committee shall have authority to make adjustments in the terms and conditions of, and the criteria included in, Performance Awards granted hereunder, as set forth in the 2018 Plan.

8.
Miscellaneous. The Committee shall have full authority to administer the Performance Awards and to interpret the terms of the Award Documents, which authority includes the authority to waive certain conditions in appropriate circumstances. All decisions or interpretations of the Committee with respect to any question arising in respect of the Performance Awards shall be binding, conclusive and final. The waiver by the Company of any provision of this document or any other Award Document shall not operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision of this document or any other Award Document. The validity and construction of the terms of this document and any other Award Document shall be governed by the laws of the State of Connecticut. The terms and conditions set forth in this document and any other Award Document are subject in all respects to the terms and conditions of the 2018 Plan, which shall be controlling. The Participant agrees to execute such other agreements, documents or assignments as may be necessary or desirable to effect the purposes hereof.

9.
Unfunded Arrangement. The Performance Awards constitute an unfunded unsecured promise of the Company, and the rights of the Participant in respect of the Performance Awards are no greater than the rights of an unsecured creditor of the Company.

10.	Compliance with Section 409A of the Code.
To the extent applicable, it is intended that the Performance Awards made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Participants. The 2018 Plan and any awards granted thereunder shall be administered in a manner consistent with this intent. Any reference in the 2018 Plan or the Award Documents to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to Section 409A of the Code by the U.S. Department of the Treasury or the Internal Revenue Service.
If at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date, but shall instead pay it, without interest, on the first business day of the seventh month after the Participant’s separation from service or, if earlier, on the Participant’s death.
With respect to the Performance Award, a termination of employment will not be deemed to have occurred unless such termination is also a separation from service (within the meaning of Section 409A of the Code), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place will be the termination date.
Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A.
Without limiting anything set forth herein, the Performance Awards shall be subject to Section 10 of the 2018 Plan in all respects.

11.
Detrimental Activity and Recapture Provisions. The Committee or the Board may provide for the cancellation or forfeiture of a Performance Award or the forfeiture and repayment to the Company of any gain related to a Performance Award, or other provisions intended to have a similar effect, upon such terms

Level 3 and up
Not for use with French participants

and conditions as may be determined by the Committee or the Board from time to time (including under any applicable clawback policy adopted by the Company), including, without limitation, in the event that a Participant, during employment or other service with the Company or an affiliate, engages in activity detrimental to the business of the Company. In addition, notwithstanding anything in the 2018 Plan or the Award Documents to the contrary, the Committee or the Board may also provide for the cancellation or forfeiture of a Performance Award or the forfeiture and repayment to the Company of any gain related to a Performance Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or the Board under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which common stock of the Company may be traded or under any clawback policy adopted by the Company.

12.	Capitalized Terms. The following capitalized terms shall have the meaning set forth below.

Award Documents. The documents provided to a Participant that advise the Participant that he or she has been selected to Participate in this program, the Performance Goals, amounts payable at the Threshold, Target and Maximum Levels, and the terms and conditions applicable to the Performance Award, which shall consist of an Award Letter, signed by the Chief Executive Officer or the Chief Human Resources Officer, and the documents referenced therein.
Disability. Disability has the meaning provided in Section 22(e)(3) of the Internal Revenue Code of 1986, or any successor provision.
Measurement Period. Fiscal year 2019.
Performance Factors. Threshold, Target and Maximum performance to be achieved over the Measurement Period.
Performance Goals. Goals established by the Committee or, pursuant to an appropriate delegation of authority, the Chief Executive Officer, for performance of the Company as a whole and/or specific businesses or functions during the Measurement Period. The Performance Goals applicable to a Participant for a particular Measurement Period, if not enclosed with the Award Letter, will be promptly communicated to the Participant by a member of the Company’s Human Resources Department.
Restrictive Covenants. The Restrictive Covenants contained in any Restrictive Covenant Agreement executed by a Participant regarding his or her employment with the Company or a subsidiary thereof. To be eligible to receive distributions of Performance Awards following a termination of employment, Participant understands and agrees that (i) Participant may not accept employment (as an employee or contractor) for a competitor of the Company, disparage the Company or any of its employees, solicit customers of the Company, or solicit employees of the Company for employment directly or indirectly, at any time during the Restriction Period and (ii) in the event Participant fails to comply with clause (i), Participant will not be eligible to receive any distribution Participant otherwise would have received under this provision. Because they serve only as a condition to eligibility to receive a Performance Award, these Restrictive Covenants are in addition to, and do not supersede, any Restrictive Covenants set forth in any written employment agreement or other agreement with a Participant. Notwithstanding anything to the contrary set forth herein, the restrictions contained herein (i) are not intended to, and shall be interpreted in a manner that does not limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934, as amended) and (ii) do not apply to any Participant working from or based in any jurisdiction where such restrictions are prohibited, including, without limitation, the State of California.

Level 3 and up
Not for use with French participants

Retirement. The Participant’s termination of employment with the Company and each of its Affiliates after attaining the age of 55 and completing 10 years of service.
Service-Based Condition: Participants must satisfy the time-based service requirements set forth in Paragraph 3 of these Terms and Conditions in order for any Eligible Shares to vest and be settled.
Shares. Shares of Unrestricted Stock to be issued if Performance Goals are achieved, as specified in the Award Documents.
Terms and Conditions. The terms and conditions applicable to 2019 Management Incentive Compensation Plan Awards under the Stanley Black & Decker 2018 Omnibus Award Plan.
Unrestricted Stock. Common Stock of the Company that may be sold at any time.

Level 3 and up
Not for use with French participants